EXHIBIT 23.2



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                              ACCOUNTANTS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Peoples-Sidney Financial Corporation, for Peoples Federal Savings & Loan Association of Sidney 401(k) Retirement Plan of our report dated July 11, 1997 on the consolidated financial statements of Peoples-Sidney Financial Corporation as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, which report is included in and incorporated by reference in the Annual Report on Form 10-KSB of Peoples-Sidney Financial Corporation for the year ended June 30, 1997.


                                               /s/ Crowe, Chizek and Company LLP
                                               ---------------------------------
                                               Crowe, Chizek and Company LLP


Columbus, Ohio
October 6, 1997